Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors
NNN Apartment REIT, Inc.
We consent to the use of our reports, the first of which is dated August 16, 2006, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2005, for Walker Ranch Apartment Homes; the second of which is dated October 6, 2006, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2005, for Hidden Lake Apartments; the third of which is dated June 11, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for The Park at Northgate Apartments; and the fourth of which is dated June 27, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for The Residences at Braemar Apartments; all included herein. We further consent to the reference to our firm under the headings “Experts” in the prospectus.

/s/ L. P. Martin & Company, P.C. L. P. Martin & Company, P.C.
Richmond, Virginia
July 27, 2007